Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated the 16th day of June, is by and between Delphax Technologies, Inc. (“Company”), a Minnesota corporation, and George P. Carranza (“Executive”), a Minnesota resident.

RECITALS

A. The Company desires to employ Executive in the capacity of Vice President of Sales & Marketing.

B. Executive desires to be employed by the Company, with duties and responsibilities commensurate with Executive’s education and background, and compensation and other benefits at levels that reflect Executive’s contributions to the Company.

In consideration of the parties’ mutual covenants and undertakings contained in this Agreement, the Company and Executive agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

1.1 “Agreement” means this Executive Employment Agreement, as from time to time amended.

1.2 “Base Salary” means the total annual cash compensation payable on a regular periodic basis, without regard to voluntary or mandatory deferrals.

1.3 “Beneficiary” means the person or persons designated in writing to the Company by Executive to receive benefits payable after Executive’s death. In the absence of such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.

1.4 “Board” means the Board of Directors of the Company.

1.7 “Cause” has the meaning set forth at paragraph 4.2 of this Agreement.

1.8 “Change in Control” means:

(a)	the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity (other than an entity owned at least 80% by the Company) in which the Company is not the surviving entity or 50% of the Company’s then existing Board is replaced; or

(b)	the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the total fair market value of the Company; or

(c)	the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of stock in the Company, the total sale or disposition of which is greater than 51% of the total common stock of the Company; or

(d)	the Company adopts a plan of complete liquidation or winding-up of the Company.

A “Change in Control” shall not include any public offering by the Company or additional equity capital obtained by the Company pursuant to the approval of a majority of the Board.

1.7. “Confidential Information” means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Executive has a reasonable basis to consider confidential is Confidential Information, whether or not expressly designated as such, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information.

1.8 “Date of Termination” has the meaning set forth at paragraph 4.6(b) of this Agreement.

1.9 “Disability” means the unwillingness or inability of Executive to perform Executive’s duties under this Agreement because of incapacity due to physical or mental illness, bodily injury or disease.

1.9 “Executive” means George P. Carranza.

1.10 “Good Reason to Terminate Employment” means termination of employment based on any one or more of the following:

(a) An adverse change in Executive’s status or position as a result of a substantial diminution in Executive’s duties, responsibilities or authority as of the date of this Agreement;

(b) A reduction by the Company in Executive’s Base Salary as in effect as of the date of commencement of this Agreement or as the same may be increased from time to time, or a change in the eligibility requirements or performance criteria under any Plan under which Executive is covered immediately prior to the date of this Agreement, which adversely affects Executive’s participation or materially reduces Executive’s benefits under any Plan;

(c) The Company’s requiring Executive to be based anywhere other than the Minneapolis-St. Paul metropolitan area, except for required travel on the Company’s business; or

(d) The failure by the Company to obtain from any Successor its assent to this Agreement as contemplated by paragraph 6.1.

1.12 “Plan” means any plan, program, policy or arrangement sponsored, maintained or contributed to by the Company to which the Company is a party or under which employees of the Company are covered, including, without limitation, any employee benefit plan, such as thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, fringe benefit, vacation, sick or parental leave, severance plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

1.13 “Successor” means any corporation, individual, group, association, partnership, firm, venture, or other entity or person that, subsequent to the date thereof, succeeds to the actual or practical ability to control, all or substantially all of the Company’s business and/or assets, directly or indirectly, by merger, consolidation, purchase, liquidation, redemption, assignment, similar corporation transaction, operation of law or otherwise.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Executive’s employment by the Company.

2.2 Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees, and manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. Executive shall comply with the Company’s policies and procedures provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of the policies and procedures shall govern.

2.3 Certain Proprietary Information. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

2.4 Employment At Will. Subject to the provisions of Article IV, Executive’s employment with the Company shall be at will, meaning that the employment of Executive under this Agreement shall commence the date of execution hereto and continue until terminated by either Company or Executive for any reason or no reason, whether with or without Cause, in accordance with the notice provisions of Article IV.

2.5 Return of Property. Executive agrees that all property in Executive’s possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, access cards, and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

ARTICLE III.

COMPENSATION, BENEFITS AND EXPENSES

3.1 Base Salary. During the term of Executive’s employment under this Agreement the Company shall pay Executive a Base Salary at an annual rate of One Hundred Ninety Thousand and 00/100 dollars ($190,000) or such annual rate as may from time to time be approved by the Company, such Base Salary to be paid in substantially equal regular periodic payments biweekly. The Company shall review Executive’s Base Salary annually. If Executive’s Base Salary is modified from time to time during the term of Executive’s employment under this Agreement, the modified amount shall become the Base Salary for the remainder of Executive’s employment under this Agreement and for as long thereafter as required pursuant to Article IV, subject to any subsequent increases.

3.2 Bonus Compensation. Executive shall be eligible to participate in the Management Bonus Plan maintained by the Company for its employees of similar tenure and grade, subject to and on a basis consistent with the terms of such Plan or program and at the discretion of the Board.

3.3 Other Compensation and Benefits. During the term of Executive’s employment under this Agreement, the Company shall continue in full force and effect all Plans in which Executive becomes entitled to participate after the date of this Agreement (or Plans providing Executive with al least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect as of the date of this Agreement or the date as of which Executive first becomes entitled to participate in such Plan. These plans shall include health, life, dental and long-term disability insurance, Execucare Health Supplement Plan, Long-Term Incentive Plan and the Company’s 401(k) Plan.

3.4 Paid Time Off. For the 2006 calendar year and each subsequent calendar year that begins during Executive’s employment under this Agreement, Executive shall be entitled to Paid Time Off (vacation and sick days), which will accrue at the rate of 200 hours per year, which shall increase to 240 hours per year after four years. Executive will also be entitled to all office holidays.

3.5 Business and Professional Expenses. During Executive’s employment under this Agreement, the Company shall reimburse Executive for ordinary and necessary business expenses incurred by executive in performing Executive’s duties as an executive officer of the Company, including, without limitation, travel and lodging while away from home on business directly related to the Company, dues and expenses incurred by Executive for professional membership and participation, and similar items. Expenses must be included as part of the Company’s budget and must be approved by the treasurer or other executive officer of the Company. The cost of these activities shall be reimbursed to Executive upon proper presentation and substantiation to the Company of the expense.

3.6 Financial and Tax Planning Expenses. Each calendar year, Executive shall be entitled to reimbursement up to $1,500 for expenses related to the cost of personal financial planning and tax preparation. The cost of these activities shall be reimbursed to Executive upon proper presentation and substantiation to the Company of the expense.

ARTICLE IV.

TERMINATION

4.1 Termination. Subject to the respective continuing obligations of the parties pursuant to Article V, this Article sets forth the terms for termination of Executive’s employment under this Agreement.

4.2 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement immediately for Cause. For purposes of this Agreement, “Cause” means:

(a)	an act or acts of personal dishonesty taken by Executive or any action not approved in this Agreement (including, but not limited to, Executive’s appropriation or attempted appropriation of a material business opportunity of Company), intended to result in substantial personal enrichment or profit of Executive at the expense of the Company;

(b)	the gross neglect or willful failure or refusal of Executive to perform Executive’s duties and obligations under paragraph 2.2 (other than as a result of total or partial incapacity due to physical or mental illness), including any (i) breach of Executive’s fiduciary duties to the Company; (ii) financial misstatements; (iii) regulatory or accounting violations; and/or (iv) breach of the Company’s Code of Conduct;

(c)	the engaging by Executive in misconduct that is materially and demonstrably injurious to the Company, monetarily or otherwise;

(d)	perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or executive thereof;

(e)	any willful or intentional act that is demonstrably and materially injurious to the reputation, business, financial condition or business relationships of Company, or to Executive’s reputation or business relationships;

(f)	conviction (including conviction on a nolo contendre plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or

(g)	the breach of any covenant set forth in Article V below.

4.3 Termination in the Event of Death or Disability. Executive’s employment under this Agreement shall terminate in the event of Executive’s death or Disability that prevents Executive from performing the essential functions of his employment for more than twelve (12) weeks.

4.4 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement for Good Reason.

4.5 Termination by Either Party. Either party may terminate Executive’s employment under this Agreement by giving written notice to the other.

4.6 Notice of Termination; Date of Termination. The provisions of this paragraph 4.6 shall apply in connection with any termination of Executive’s employment under this Agreement pursuant to this Article IV.

(a) For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and if for Cause, death or Disability, shall set forth in reasonable detail the facts and circumstances for such termination. Any purported termination by the Company or by Executive pursuant to this Article IV (other than a termination because of death) shall be communicated by written Notice of Termination to the other party hereto.

(b) For purposes of this Agreement, “Date of Termination” shall mean: (1) if Executive’s employment is terminated due to death, the last day of the month first following the month during which Executive’s death occurs; (2) if Executive’s employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (3) if Executive’s employment is terminated by the Company for Cause or by Executive for any reason, the date specified in the Notice of Termination which in no event shall be a date more than thirty (30) calendar days after the date of such notice; or (4) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than thirty (30) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either in advance of, or after, receiving such Notice of Termination.

4.7 Compensation upon Termination, Death or During Disability.

(a) During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness, Executive shall not continue to receive Base Salary, but would be eligible to utilize any accrued PTO and could be eligible for the long-term disability plan. However, Executive shall continue to receive any other compensation and benefits to which Executive would otherwise be entitled under this Agreement and any Plan until Executive’s Date of Termination.

(b) If Executive’s employment under this Agreement is terminated on account of death, the Company shall pay to Executive his Base Salary as in effect until the Date of Termination, together with any other unpaid and pro rata amounts to which Executive is entitled as of the Date of Termination pursuant to Article III hereof, including, without limitation, amounts which Executive is entitled under any Plan in accordance with the terms of such Plan.

(c) If Executive’s employment under this Agreement is terminated by the Company for Cause or by Executive for any reason other than because of Good Reason, the Company shall pay Executive the Base Salary through the Date of Termination and any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan.

(d) If Executive’s employment under this Agreement is terminated by the Company involuntarily for reasons other than Cause, or by Executive for reasons other than Good Reason, the Company shall provide Executive with the payments and benefits as follows:

(1) continue to pay any amounts due to Executive for Base Salary in accordance with paragraph 3.1 at the annual rate in effect thereunder immediately prior to the Date of Termination (but determined without regard to any purported reduction in Base Salary which gave rise to such termination of employment, if any) for the period commencing on the Date of Termination and ending six (6) months after the Date of Termination (if Executive had been employed by the Company less than twenty four (24) months) or, if Executive has been employed by the Company twenty four (24) months or more, then ending twelve (12) months after the Date of Termination.

(2) reimbursement of the actual COBRA premium for health and dental up to a maximum period of twelve months.

(e) If there is a Change in Control, and within one year thereafter Executive is terminated by the Company involuntarily for reasons other than Cause or Executive terminates his employment hereunder because of Good Reason, the Company shall pay Executive Base Salary in accordance with paragraphs 3.1 at the annual rate in effect thereunder immediately prior to the Date of Termination (but determined without regard to any purported reduction in Base Salary which gave rise to such termination of employment, if any) for the period commencing on the Date of Termination and ending one (1) year after the Date of Termination. The Company shall also provide reimbursement of the actual COBRA premium for health and dental up to a maximum period of twelve months.

(f) If Executive is entitled to receive any severance payments under section 4.7(d) or 4.7(e), he shall only receive such payments if he properly executes a standard waiver and release of claims agreement beforehand.

(g) If and to the extent that any payment to be paid to Executive under this paragraph 4.7 is governed by Code Section 409A and if Executive is a specified employee under Code Section 409A, any payments required to be paid to Executive will begin no later than six (6) months from the Date of Termination of employment, or the first date on which such payment (or any part thereof) would not be subject to the limitation or deductibility under Code Section 162(m). In the event that such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. Further, in the event that such payment is so delayed, the first payment (representing the first six months (or less) of accrued payment due Executive) will be paid to Executive in a lump sum and any remaining payments due thereafter will be paid to Executive in substantially equal regular periodic payments biweekly.

ARTICLE V.

CONFIDENTIAL INFORMATION

5.1 Prohibitions Against Use. Executive will not during or subsequent to the termination of Executive’s employment under this Agreement use or disclose, other than in connection with Executive’s employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this paragraph will survive for as long as the Company in its sole judgment considers the information to be Confidential Information.

ARTICLE VI.

GENERAL PROVISIONS

6.1 Successor and Assigns.

This Agreement shall be binding upon and inure to the benefit of any Successor of the Company, and any such Successor shall absolutely and unconditionally assume all of the Company’s obligations hereunder. Upon Executive’s written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of their obligations under this Agreement.

6.2 Disputes. Any dispute, controversy or claim for damages arising under or in connection with this Agreement shall, in Executive’s sole discretion, be settled exclusively by such judicial remedies as Executive may seek to pursue or by arbitration in Minnesota by a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties shall each bear their own costs and expenses, including attorney’s fees, arising in connection with any arbitration proceeding pursuant to this paragraph 6.2. The Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Article V.

6.3 Notices. All notices, request and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

6.4 Withholding. To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Executive under this Agreement as the Company deems necessary.

6.5 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.6 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the state of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction).

6.7 Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.8 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.9 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

6.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. Executive is also entering into an Agreement Not to Compete with Executive that is part of the consideration for the Company entering into this Agreement, and that Agreement Not to Compete shall remain in force in accordance with its terms.

6.11 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

6.12 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder shall continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

6.13 Indemnification. The Company indemnifies, holds harmless, and will defend the Executive against clams against Executive arising out of Executive’s performance of the duties of the Executive’s employment by the Company, to the full extent permitted by law, but not with respect to claims successfully prosecuted against the Executive for fraudulent, grossly negligent, or criminal acts.

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE:	DELPHAX TECHNOLOGIES INC.:

/s/ George P. Carranza	By:	/s/ Dieter P. Schilling
George P. Carranza		Dieter Schilling
	Title:	Chief Executive Officer

Address:		Address:

1721 Brook Meadow Ct.		Delphax Technologies Inc.
Grapevine, TX 76051		6100 West 110th Street
Bloomington, MN 55438